Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-191605 on Form S-3, and Registration Nos. 333-214401, 333-192800, 333-163480, 333-156444, and 333-140691 on Form S-8 of our reports dated September 18, 2017, relating to (1) the 2017 consolidated financial statements and the retrospective adjustments to the June 30, 2016 consolidated balance sheet of Great Elm Capital Group, Inc. (the “Company”) and (2) the effectiveness of the Company's internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses), appearing in this Annual Report on Form 10-K of the Company for the year ended June 30, 2017.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
September 18, 2017